Exhibit 23.9

Beckstead and Watts, LLP

Certified Public Accountants

2425 W. Horizon Ridge Parkway

Henderson, NV 89052

702.257.1984  tel

702.362.0540 fax

Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We have issued our reports dated February 3, 2006 and February 23, 2005, accompanying the financial statements of Ecotality, Inc. (formerly Alchemy Enterprises, Ltd.) on Form SB-2/a-2 for the years ended December 31, 2005 and 2004, and for the period from April 2, 1999 (inception) to December 31, 2005.  We hereby consent to the incorporation by reference of said reports on the Registration Statement of Ecotality, Inc. (formerly Alchemy Enterprises, Ltd.) on Form SB-2/a-2 to be filed with the US Securities and Exchange Commission.

We also consent to the reference to Beckstead and Watts, LLP under the caption “Experts” in said registration statement.

Signed,

/s/ Beckstead and Watts, LLP

August 10, 2007